Exhibit 99.2

Highlights

- First quarter 2009 net sales of $46.6 million – within the Company's forecasted range
- Strong focus on Sales activity level and pipeline management yielding confidence that we are maintaining or growing share in key markets, and that significant projects will materialize with an economic turnaround
- Very favorable response to new iVue retail paint matching system at Spring trade shows
- Strong start for the company's profit improvement plan
- EBITDA margin for the quarter of 19.4%
- Healthy cash flow from operations
- Strengthened balance sheet. Quarter-end debt was $250.1 million, down $20.8 million from year-end 2008. Net debt was $206.7 million, down $13.4 million

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Financial Summary2009  20082009 B/(W) 2008Net Sales  $46.6$65.9(29.3)%Net Income/ (Loss)  (8.7) (16.8)  48.0%EBITDA *9.1  13.3(31.6)%EBITDA as % of Revenue19.4%20.2%  (0.8) pct pts * as defined by X-Rite's lender agreements.  Refer to financial  exhibits in press release for full reconciliation.  3

First Quarter Net Sales by Product Segment

x-rite right on color

	First Quarter		2009 B/(W) 2008	
	2009 (mils)	2008 (mils)	Amount (mils)	Percent
Imaging and Media	$18.6	$28.0	$(9.4)	(33.6)%
Industrial	8.2	13.2	(5.0)	(37.9)
Retail	3.9	4.1	(0.2)	(4.9)
Color Support Services	6.1	7.4	(1.3)	(17.6)
Other	1.4	1.4	-	-
Total Color Measurement	$38.2	$54.1	$(15.9)	(29.4)%
Color Standards (Pantone)	8.4	11.8	(3.4)	(28.9)
Total	$46.6	$65.9	$(19.3)	(29.3)%

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First Quarter Net Sales by Region

right on color

	First Quarter		2009 B/(W)2008	
	2009	2008	Amount	Percent
	(mils)	(mils)	(mils)	
Americas	$19.9	$23.9	$(4.0)	(16.7)%
EMEA	18.3	30.4	(12.1)	(39.8)
Asia Pacific	8.4	11.6	(3.2)	(27.6)
Grand Total	$46.6	$65.9	$(19.3)	(29.3)%

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First Quarter Gross Margins2009 GAAP Gross Margin57.6%Change in Accounting Estimate*  1.92009 Adjusted Gross Margin59.5%2008 GAAP Gross Margin53.6%Inventory Valuation Adjustment  5.8Restructuring   0.42008 Adjusted Gross Margin59.8%2009 Adjusted Gross MarginB/W 2008  (0.3) pct pts6Gross Margin* Represents a change in the estimated life of certain inventory items and is excluded from  the calculation of  adjusted EBITDA, as defined by our credit agreements.  See page 14   regarding Non-GAAP financial measures.

2009 First Quarter Operating Expenses Compared with 2008*7200920082009B/(W)2008(mils)(mils)(mils)Sales and Marketing$13.6 $17.6 $4.0 Research and Development 5.9  8.62.7 General and Administrative 7.3  9.92.6  Total$26.8 $36.1 $9.3* excludes restructuring

Profit Recovery Program

	2009 EBITDA Savings
January Estimate	$20 million
Present Estimate	$25 -30 million

Key Actions

- Narrow business focus and rationalize certain business segments
- Aggressively pursue manufacturing efficiencies, component cost reductions and distribution and logistics efficiencies
- Implement a reduction in force of approximately 120 jobs (excluding Viptronic closure announced previously)
- Execute reduced work schedules and furloughs for selected employee groups
- Reduce third party services and discretionary spending
- Reduce executive compensation
- Suspend the Company's 2009 bonus programs and selected benefit programs

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First Quarter 2009 Cash Flow Summary Amount (mils)Year-End 2008 Cash$50.8 Cash Flow from Operating Activities  12.8 Cash Flow from Investing Activities 5.1 Cash Flow from Financing  Activities (22.4) Exchange Rate Effect on Cash(3.0) Quarter-End 2009 Cash $43.3Accounts Receivable $7.6 Accounts Payable (3.1) Accrued Interest 6.0 (payment due 4/6)Sale of Grandville Facility  $7.2 Capital Expenditures (1.0)Debt Pay down$20.8Interest Rate Cap  1.69Major Contributing Factors

Selected Working Capital PerformanceFirst Quarter2009First Quarter2008Accounts Receivables (mils)$28.0$45.1Days Sales Outstanding (DSO)5662Inventories (mils)$39.1$63.6Inventory Turns2.0  1.7 Accounts Payable (mils)$8.3$13.4Days Payable Outstanding (DPO)384610

First Quarter 2009 Debt ReductionTotal Debt at Year-End 2008$270.9 Sale of Grandville Facility Pay off of Mortgage5.2 First Lien Debt1.7 Reduction of Revolver 13.5 from $21.5 million to $8 million Principal Payments 0.4 Total Reductions $20.8 Total Debt at Quarter End 2009  $250.1 Memo:  Net Debt at Year End 2008  $220. Net Debt at Quarter End 2009 206.7 Improvement  $  13.4 Memo:  Annualized Interest Cost Savings $ 1.6   Amount   (mils)11

12  Summary   First Quarter Sales were $46.6 million, down 29.3 percent from 2008 in a   difficult economic environment.  We believe this to be an industry-wide issue.   In the near-term we will continue to launch and promote innovative new   solutions such as iVue, our new generation paint matching system.   EBITDA was $9.1 million, down $4.2 million from 2008.  Favorable   manufacturing cost performance and reductions in operating expenses mostly   offset the effect of lower sales.     The Net Loss was $8.7 million, an improvement of $8.1 million compared with   2008.   Operating Cash flow was strongly positive including favorable working capital   performance.  Cash at the end of the first quarter was $43.3 million.   Debt at the end of the First Quarter was $250.1 million, a reduction of $20.8   million compared with Year-end 2008.  Net debt improved by $13.4 million.   In summary we believe X-Rite is well positioned to both operate effectively   in a period of low economic activity and to capitalize on the expected economic   upturn.

Safe Harbor  This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which maybe beyond the control of the Company.  Factors that could cause such differences include the Company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the US Securities & Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or for any other reason.    13

Non-GAAP Financial Measures   In addition to the results reported in accordance with generally accepted accounting principles (GAAP), X-Rite may provide certain information, including adjusted EBITDA, adjusted gross margin and net debt, which are considered non-GAAP financial measures.  Management believes that these non-GAAP financial measures are useful to both management and its investors in their analysis of the company's underlying business and operating performance.  Management also uses this information for operational planning and decision-making purposes.  Adjusted EBITDA is a non-GAAP financial measure used for covenant compliance testing under our credit agreements.  Non-GAAP financial measures should not be considered a substitute for any GAAP measure.  Additionally, non-GAAP financial measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.  A reconciliation of these items can be found in the financial attachments to the press release or within this document. 14